Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

BEE - Q4 2007 Strategic Hotels and Resorts Earnings Conference Call

Event Date/Time: Feb. 28. 2008 / 10:00AM ET

FINAL TRANSCRIPT

Feb. 28. 2008 / 10:00AM ET, BEE - Q4 2007 Strategic Hotels and Resorts Earnings Conference Call

CORPORATE PARTICIPANTS

Laurence Geller

Strategic Hotels and Resorts - President and CEO

Jim Mead

Strategic Hotels and Resorts - Executive Vice President and CFO

Ryan Bowie

Strategic Hotels and Resorts - Vice President and Treasurer

CONFERENCE CALL PARTICIPANTS

Bill Crow

Raymond James - Analyst

William Truelove

UBS - Analyst

Jeff Donnelly

Wachovia - Analyst

William Marks

JMP Securities - Analyst

Chris Woronka

Deutsche Bank - Analyst

Michael Salinsky

RBC Capital Markets - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. Welcome to the Strategic Hotels and Resorts, Inc. earnings conference call. My name is Eric. I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will facilitate the question-and-answer session toward the end of the conference. As a reminder, the conference is being recorded for replay purposes. I would now like to turn your presentation over to your host for today’s call, Mr. Ryan Bowie, Vice President and Treasurer. Please proceed.

Ryan Bowie - Strategic Hotels and Resorts - Vice President and Treasurer

Great. Thank you, and good morning, everyone. Welcome to Strategic Hotels and Resorts, Inc. fourth quarter and year end 2007 conference call. The earnings press release and supplemental financials were distributed yesterday and are also available on the company’s web site at strategichotels.com within the Investor Relations section.

We are also hosting a live webcast of today’s call which can be accessed from the same section on the site and a replay of this call will be available for one month on the company’s web site. Before we get underway, I would like to state that this conference call will contain forward-looking statements under federal securities laws. These statements are based on current expectations, estimates and projections about the market and industry in which the company operates, in addition to management beliefs and assumptions.

Forward-looking statements are not guarantees of performance and actual operating results may be affected by a wide variety of factors. For a list of these factors, please refer to the forward-looking statements notice included with our SEC filings. In the press release and supplemental financials, the company has reconciled all non-GAAP financial measures to those directly comparable GAAP measures in accordance with regulatory requirements.

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Feb. 28. 2008 / 10:00AM ET, BEE - Q4 2007 Strategic Hotels and Resorts Earnings Conference Call

Now, I would like to introduce the members of the management team with me today. Laurence Geller, President and Chief Executive Officer, and Jim Mead, Executive Vice President and Chief Financial Officer will lead today’s discussion. Also available during the Q&A session will be Richard Moreau, Executive Vice President and head of Asset Management. With that I would like to turn the call over to Laurence.

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Thank you, good morning and thank you everybody. I would like to thank everybody for joining us today to discuss our fourth quarter and our 2007 results.

By the beginning of 2007, as we continued to build a sustainable business and corporate franchise, we had methodically transformed our company’s portfolio of assets to form the basis of the unique collection of high-end properties comprising over 9,000 rooms that we have today, each replete with multiple opportunities for internal growth.

As we discussed in our call with you a year ago, our primary focus was on the systematic and disciplined execution of our well researched operational, marketing and capital master plans in addition to resolving the issues surrounding our property in New Orleans, executing against the del Coronado’s leading edge residential strategy, recycling capital based on our decade-long life cycle strategy, firming up our balance sheet and setting in place an extensive and compelling pipeline for high ROI investment opportunities.

Our execution focus has delivered financial and operating results for 2007 that we are pleased with and that met the objectives we set as of the inception of 2007.

These include consistently being at the high end of our guidance range and hitting or exceeding our Wall Street targets. Having property level-operating metrics, that significantly outperformed our peers - be it RevPAR growth, GOP and EBITDA per room expansion or property-level EBITDA margin expansion. Notwithstanding that our non-rooms business, which is much lower margin but very profitable in absolute dollars earned, provide us with just under 50% of our revenues as compared to our peers with their average in the mid 30% range. We are very pleased with our Total RevPAR growth for the year of 9.9%, and although our peers do not report against this all important metric, we are confident that we have substantially outperformed others and will continue to do so.

Our 2006 capital expenditure projects generated an annual yield of 20% in 2007 and we delivered $122 million of similar projects in 2007 as we consistently and methodically continued to execute against our master plans for each of our properties. It is these deeply researched and well-conceived plans which give us the seeds for systematic long-term and consistent internal growth while allowing us to modulate capital expenditures in line with the exigencies of the marketplace and the economic environment.

Coming into the year, the Hyatt Regency New Orleans remained out of service because of the devastation caused by Hurricane Katrina in August of 2005. This complex and extremely difficult situation required a great deal of management’s attention and complicated our financial metrics. During 2007, we concluded a settlement of our insurance claim and the sale of the hotel realizing a combined $175 million. This was an exceptional outcome for a property with little apparent upside.

As you can see from the results we delivered, the execution of our operational strategies was spot on during the past year. We began the year concluding the implementation of our food, beverage and labor systems into all of our 2006 acquisitions, and during 2007 we implemented our other systems that we have previously discussed with you, such as, for example, our micro site internet systems, our beverage control systems and our increasingly sophisticated yield and revenue management processes. These systems provide us with permanent margin enhancements and we continue to develop, refine, and expand upon our operating initiatives at all levels throughout our properties.

During the year, we also partnered with Sunstone in a purchasing platform called BuyEfficient which will enable us to quickly further penetrate our reach into all aspects of our properties’ purchasing activities with the resultant effect of driving down our costs and further enhancing and protecting our margins as we continue to expand and extend our value-added asset management activities to maximize profits and values. Additionally, we expect to benefit financially from the business’ growth as it further develops and expands its application to other companies and industries.

During the third quarter, and well ahead of our operators and peers, we began to implement our multi-phased hotel contingency plans in anticipation of an uncertain business environment in 2008. This early, efficient and continued execution has placed us in the strongest possible position to react to market events if or when they happen.

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Feb. 28. 2008 / 10:00AM ET, BEE - Q4 2007 Strategic Hotels and Resorts Earnings Conference Call

Our life cycle approach to each of our properties was, has been and remains a founding principle of this company and has been an important guide to our property buy, hold and sell decisions since our 1997 founding. Based on its continued disciplined application, we executed on our plans to recycle capital through a strategic partnership involving the joint venture sale of the Hyatt Regency La Jolla and the InterContinental Chicago to the Government of Singapore, with whom we’ve had a decade long and multi-faceted relationship. This not only yielded an outstanding return on our investments, but importantly, gives us a long-term and lucrative source of revenue from asset management and other fees.

We executed our residential strategy at the Hotel del Coronado with the sale of 34 of the 35 hotel condominiums for an industry leading average sales price of $2,150 per square foot. This project generated over $110 million in gross revenues thus far with an over 40% pre land and tax profit. While extraordinarily profitable in its own right, this strategic development not only left us with 78 additional keys in the hotel rental pool for much of the year, but gives us the “high-end hotel within a hotel” that our master plans for this iconic resort, with its multiple non-rooms income generators, called for. We continue to evolve and refine the master plans for the South Beach land parcel, which has previous entitlements for 144 rooms plus substantial other income generating facilities.

Last year, we firmed up our balance sheet by increasing our fixed interest rates, extending our fixed maturities and expanding our line of credit to $500 million at that time of low spreads and interest rates.

By completing a majority of our property-level master plans and intending to finalize the balance during this coming year, we set up a future investment pipeline that extends to 2010, and in some cases beyond, for lucrative and high-returning investment opportunities.

Some of these include the purchase of the Hotel Le Parc in Paris, which is being operated in tandem and close conjunction with our Marriott Champs Elysees property, where we saw an opportunity to not only buy terrific real estate complementary to our existing Paris asset, at significantly below our view of its value, but to entirely reposition this hotel creating immediate near-term value enhancement and a longer-term platform for higher return investments. We closed the hotel for the month of January and completed our initial capital plans. The hotel is now reopened and will be reborn as a Renaissance at the end of March and should immediately benefit from the pent-up unsatisfied demand at our Champs Elysees property. We expect to complete our master plan for Le Parc during 2008 and commence the substantial upgrade and repositioning of this property immediately thereafter.

Last year, we also completed the plans for the all-suite La Solana hotel and residences adjacent to our very successful Four Seasons resort in Punta Mita which will significantly benefit from our unsatisfied demand and the tremendous reputation we have deliberately developed as we executed on Punta Mita’s original and very profitable high-return master plan. We are currently developing model suites and the whole ownership residences and will soon decide on the appropriate timing and phasing of this unique mixed-use resort which promises to quickly become an icon in its own right.

We also purchased the remaining 60-acre oceanfront site in Punta Mita for a mixed-use residential and hotel resort. Having control of three properties at this highly sought after and internationally acclaimed 1,500-acre secure peninsula in Mexico gives us a myriad of profitable financial opportunities. It protects each of the assets from competitive erosion and allows us to position our properties, and indeed the entire Punta Mita Resort, at the very top of the rapidly burgeoning and expanding luxury Mexican resort market.

We have commenced development of the 225 all-suite and 20,000 square feet of ballroom space at our Aqua building expansion in Chicago. This will be known as the Fairmont Tower of the Fairmont Chicago and will provide our company with a substantial and unique multi-faceted asset in a major market.

We also signed a favorable option to purchase on completion high-rise space in a residential community known as City of Santa Fe outside of Mexico City for a Four Seasons Hotel to complement, and work logistically with, our existing highly profitable market leading Mexico City property.

Let me comment at this point that we look at each of these opportunities not only as profitable in their own right, but far more importantly from a strategic perspective, as significant life cycle extensions of our master planning activities for our existing properties.

We are pleased with the beginnings of the tangible results from our strategy, which as you are aware, is principally based on the redevelopment and repositioning-oriented value creation business model at each of our hotels, and which already represent the highest end portfolio in the lodging REIT public markets. This will only further improve as we continue our methodical and systematic execution of our master plans.

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Feb. 28. 2008 / 10:00AM ET, BEE - Q4 2007 Strategic Hotels and Resorts Earnings Conference Call

While we understand that it is difficult to focus on the long-term in times of uncertainty, and the tendency is to look immediately ahead at the short-term ramifications of current events, our collective corporate challenge is to learn from the lessons of the past and look beyond the near-term to the future and to demographically researched consumer strategies that create incremental and sustaining value as we journey through the inevitable cycles in our industry.

It is these strategies that underpin our differentiated business model, which is far more than just selling rooms by the night. Our expertise is to identify all the myriad and evolving areas to make money from and around each of our thoughtfully selected assets. We have to then lock in the opportunity and create as much value as possible from our unique collection of high-end hotel and resort real estate and to execute or find the best partners, be they operating, marketing, development or financial to help us execute efficiently and effectively.

I wanted to share with you some of the thinking behind our forecast of this year’s activities in order to provide background to Jim’s upcoming discussion of our last year’s exceptional results and this year’s forecast. Let me start by saying we do not claim to be economists, and can only follow those forecasts of economic growth that the professionals make while we take a reasonably balanced view of consumer and business confidence as they directly affect our own properties.

We have excellent visibility on supply and have a clear and detailed view of what business is on our properties’ books at this moment and what is in their pipelines.

We have equally good knowledge about key elements of our costs—labor, insurance, cost of goods and materials. Obviously, energy prices are difficult to forecast with accuracy. However, we can build in contingencies to give some comfort to forecasting.

When we blended all of these factors into our forecasting models, and intensely discussed them with the brands that operate our properties, we came to the conclusion that RevPAR ranges we’re projecting of between 2% and 5% were both logical and prudent.

Once we determined the RevPAR range and extrapolated Total RevPAR, we then forecasted the impact on margins and profitability. While wishing to maintain a prudent approach to our guidance, and based on all we know at this moment, we concluded that a range of margin growth of 0 to 50 basis points was again both logical and prudent.

If the economic environment improves or worsens or if unexpected events occur, then obviously there will be a likely impact on revenues with the resultant effect on margin growth. In this uncertain economy, that’s only to be expected and we continuously reforecast based on the latest blend of information we have at our disposal at any moment in time and then trigger different operating plans accordingly.

We can’t change the economy or make the market. Equally, we can never lose focus for one minute on our long-term value creating goals and corporate imperatives.

Therefore, our challenge has been and will remain to adopt plans and strategies that cause us to systematically outperform our competitors and maximize the results for whatever economic environmental market condition in which we operate at any moment in time. Simply stated, for this company, mediocrity is not acceptable.

This simple maxim is both our goal, our intent and what has driven us to our more than satisfactory 2007 results, will drive us through this uncertain and difficult period as we never waiver from our objective of building sustainable value growth for all of our shareholders. I will now turn the call over to Jim to discuss our fourth quarter and full-year 2007 results in more detail, and then I will return to give you my thoughts on how we look at the overall impact on us from this cyclical economic environment. Jim.

Jim Mead - Strategic Hotels and Resorts - Executive Vice President and CFO

Thanks, Laurence, and good morning. I’ll give a brief review of the drivers of our performance during the quarter and year and outline our thoughts on guidance for you. But let me start by referring you to the financial supplemental on our web site. Just click on fourth quarter info and it will be there along with a capital projects icon where you can see imagery of many of the capital project completions we have.

Our year-over-year comparable FFO per share growth was 17% and 43% for the fourth quarter. We are absolutely delighted with these results. Our numbers for the fourth quarter and 2007 year do not reflect any systematic weakness in the markets. In North America, we had outstanding performance at most properties which contributed to the fourth quarter 7.5% and full-year 9.9% total RevPAR growth. And a few hotels that did show some weakness can be explained mostly by discrete circumstances.

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Feb. 28. 2008 / 10:00AM ET, BEE - Q4 2007 Strategic Hotels and Resorts Earnings Conference Call

For example, we saw some large meeting cancellations throughout the year at the Fairmont Scottsdale. Although one large financial institution cancelled, the majority were pharmaceutical companies that did not get FDA approval for drugs and collateral materials in time for the scheduled meetings.

Last year, we had a myriad of issues at the Ritz-Carlton Laguna Niguel, and in conjunction with senior management of both Marriott International and at Ritz-Carlton, are implementing new and more sophisticated revenue management processes and direct sales programs, in addition to installing a new enthusiastic management team. We believe that this will go a long way to remediating the issues, and in conjunction with our intense asset management processes, enable solid and sustainable improvements in operating results.

And lastly, the Hotel del Coronado’s financial results slipped this year as a result of the $90 million construction program which included a 311 room renovation, beach club, restaurant, spa and fitness center, ENO wine room, multiple retailing additions and new hotel condominium units. This phase of the hotel’s transformation is complete, the improvements are stunning and we have seen the expected acceleration in group booking activity with definite group pace about 26% higher in revenues than this time last year.

We continued our strong margin expansion into the fourth quarter with gross operating profit margins increasing 270 basis points. For the year, the Same Store North American portfolio’s gross operating profit margin increased 220 basis points.

Margins improved despite a 4.6% increase in energy costs and a 6% increase in hourly wages. Our operating and labor management systems were very effective in reducing the impact of labor cost increases. For example, even as occupied rooms increased 2%, and food and beverage revenues increased 8%, the number of hours worked declined slightly in comparison with the prior year.

In combination with the beneficial change in the mix of business at our hotels, we had exceptional flow throughs with food and beverage at 60% and rooms at 83%.

Margins at the EBITDA level increased 140 basis points for the year. The difference between GOP margin improvement and EBITDA margin improvements can be accounted for with contractual step ups in base management fees at three hotels, higher insurance costs and increased real estate taxes, which were partially offset by our continuing programmatic success in tax reductions in three properties, totaling approximately $2 million. So, the bottom line was a healthy 16% GOP and EBITDA per room growth last year.

Europe remains a consistent performer with Total RevPAR and RevPAR growth during the year of 12.6% and 13.6%, respectively, in our owned and leased properties. Foreign exchange movements improved the results, so in constant dollars, Total RevPAR grew about 5% throughout Europe with stronger performance in Paris with the Marriott Champs Elysees RevPAR growth of 8.7% and in London with a Marriott Grosvenor Square RevPAR growth of 10.6%. EBITDA grew 12% across the portfolio in constant dollars reflecting the implementation of our cost management programs at the InterContinental Prague and Marriott Grosvenor Square. Including the effect of foreign exchange, our U.S. dollar EBITDA grew almost 40%.

Turning to residential, in the fourth quarter, we closed sales on six of the remaining seven units at the Hotel del Coronado’s North Beach Village, leaving one unit remaining unsold. In total for the year, we have sold 34 units with total sales of $110 million and cash flow after-tax to the venture of about $32 million. These residential sales contributed $1.1 million, or $0.01 FFO per share, during the quarter, and $8.6 million, or $0.11, per share for the year.

In the beginning of the year we recognized the remaining sales of the first phase of the fractional program at our joint venture in the Four Seasons Punta Mita Residence Club. Profits from these last sales were largely offset by marketing and other expenses related to the sales on subsequent phases, but the sales proceeds from the initial 103 of 108 fractional closings were approximately $195,000 per 1/12 fraction. We are now marketing the 180 fractions in phase two and the 125 fractions in phase three will follow.

The Hyatt Regency New Orleans sale closed in December for $32 million. That gave us total proceeds of $175 million when combined with a $143 million insurance settlement. So netting out cost of demolition and rehab after Katrina, the sale and settlement provided $125 million in cash. Ownership of the hotel had a negligible impact on FFO for 2007 as the hotel expenses were offset by the income from a negotiated settlement with Hyatt for a substantially lesser amount than we had accrued.

As a result, we did not incur the $4.7 million in carrying cost that had previously been estimated, and the $125 million realized from the settlement and disposition exceeded the $96 million we had previously estimated.

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Feb. 28. 2008 / 10:00AM ET, BEE - Q4 2007 Strategic Hotels and Resorts Earnings Conference Call

Our hotel master plan execution continues to ramp up and we delivered 17 projects in 2007 representing an investment of $122 million of which $65 million was related to the hotel condominium construction at the Hotel del Coronado. The returns on the non-residential investments are expected to be consistent with the 20% range that we have been achieving on 2006 projects.

We don’t have time to review all of our projects, so let me discuss a few of the completions this year.

We invested $16.6 million to expand our room count at the Four Seasons Punta Mita by 28 keys in addition to expansions of the spa and fitness center.

The first stage of the Hotel del Coronado transformation is essentially complete with the condominium hotel rooms completed and a $26.8 million investment in a major 311 guestroom renovation, restaurant renovation, and addition of our ENO wine tasting room. By the way, our successful ENO concept is now in four hotels in our portfolio and we already have three more in planning or construction.

We opened a Michael Mina restaurant in the Fairmont Scottsdale that’s been doing an average of $17,000 in sales per day since its opening on Super Bowl weekend, as well as the Rande Gerber managed Stone Rose Bar that has been equally successful with average sales of $12,000 a day since its opening.

A $5.6 million new spa and fitness center at Fairmont Chicago has just opened as the first phase of our hotel renovation.

Our Starbucks on Michigan Avenue cost about, roughly $1 million dollars. This is just a small project, but it will contribute almost $600,000 to EBITDA which translates into about a half cent per share.

Let’s turn to the balance sheet. We made a number of strategic moves prior to the fourth quarter to reposition our balance sheet.

In March of last year, we took advantage of the favorable credit markets and completed the restructuring of our debt that we started a couple of years ago. We now have an attractively priced $500 million line of credit and the remainder of our debt is non-cross collateralized variable rate mortgages.

In April, we perfectly timed the issue of a $180 million, five year, 3.5% exchangeable notes offering.

Throughout the year, we used interest rate swaps to fix all of our U.S. mortgage debt and half of our European debt, and as rates fell, we extended our LIBOR cap at the Hotel del Coronado to give us the greatest overall interest rate protection.

So, despite the current credit market turmoil, we have a great deal of liquidity in our line. We are 81% fixed at an average rate of 5.4% and we have no debt maturities until 2011.

As for guidance, we are not alone in that our outlook is far more uncertain this year than in prior years, so let me start by outlining some of the major considerations.

First, our results will be driven by economic growth and for planning purposes, we assume our results will lag between three and six months or so after an economic slow down starts, and to continue for at least the same period lag after a recovery began.

Consistent with overall economic assumptions, we naturally must anticipate some weakness within our portfolio. Our group pace within the portfolio is still strong and 105% plus over last year, with increases in both room nights and revenues for 2008, and we’ve had no major cancellations this year. But our transient indicators give conditional signals of diminishing amounts of compression in demand. While we expect to hold our group pace for the year, based on history, we anticipate that attendance will be down as we assume the companies may rather pay the attrition fees than send additional people as they endeavor to cut back on travel and entertainment expenses. The inevitable result of these assumptions would be fewer 100% occupied nights at our properties and a loss in the ability to price against compression.

Counterbalancing that overall general downtrending view are a couple additional factors.

Supply in our competitive markets will remain relatively stable for the next few years.

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Feb. 28. 2008 / 10:00AM ET, BEE - Q4 2007 Strategic Hotels and Resorts Earnings Conference Call

Our master plan investments should continue to provide an underpinning of growth. For example, we continue to expect solid contributions from our growing list of completed projects such as our new Mina restaurant and Gerber bar in Scottsdale and the simple example of our Starbucks on Michigan Avenue here in Chicago.

As Laurence said, we were early in implementing and executing our property level contingency plans at our properties in August of last year. We previously spoke about the three phases of our contingency plans we have at each property which are reactive to specific triggers and drops in property performance. From a portfolio standpoint, our contingency plans are designed to hold a 50% retention that is a 50% margin against a decline in revenues below our property budgets. This means that our margins should not contract if, for example, portfolio revenue were to fall. Our internal target is to maintain existing margins through a fall in RevPAR growth into the 1% range. Our assumption for guidance is that we have no change in margins at the low end of our range or 2% RevPAR growth. The implementation of these plans should not have material longer-term ramifications to the portfolio. Although we naturally have other plans to deal with more severe events, our current planning assumptions do not include these. We have multiple, well-thought out plans in place and are nimble, flexible and sensitive to trends and changes which could then alter our later year operational and financial planning and activities.

So for guidance, we are assuming, like others, a 2% to 5% RevPAR and Total RevPAR growth during 2008.

We expect our operating margins to be flat to 50 basis points positive given where we are in the implementation of our contingency plans.

We are assuming no capital market activity or acquisitions in 2008.

No profit from residential sales at our Four Seasons Punta Mita Residence Club is assumed.

We are forecasting the delivery of 125 million in ROI projects throughout the year. Importantly, we expect that these ROI projects will displace about 30,000 room nights and other revenues resulting in a reduction of $6 million in EBITDA or $0.08 per share.

Finally, we are forecasting a reduction in G&A from 2007 as a result of a corporate focus on controlling expenses. We are working toward total G&A expenses of $28 million for 2008.

All of these assumptions lead to guidance in the range of $1.60 to $1.75 comparable FFO per share for full year 2008. This is between a 3.9% and 13.6% increase year-over-year from comparable 2007 FFO per share excluding residential sales.

First quarter guidance assumes Total RevPAR growth between 0.5% and 1.5% and RevPAR growth between 1.5% and 2.5%, which are both negatively impacted by group calendar, this year’s shift in Easter and a major renovation at the Fairmont Chicago.

By the way, if we look at RevPAR growth for the first four months, to take out the impact of Easter, as it stands now, it would increase by about 2.5%. Additionally, the renovation of the Fairmont cost us about 1%.

So, first quarter FFO is expected to be in range of $0.30 to $0.34 per share which has been reduced by $0.03 due to disruption from capital activities.

Now, I’d like to turn the call back to Laurence.

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Thank you, Jim. Before we take questions, I should like to give you a macro sense of how we see the impact of uncertain economic environments as they pertain to our company. We have consistently stressed that lodging is linked to GDP, and although there’s historically a demand segment by segment lag time before we feel the impact of rising and falling economic cycles, we as an industry can’t be immune from economic events nor do we suppose that the resulting time lag impact this time will be different, as Jim mentioned.

We have equally consistently stressed that the high-end lodging segment in which we have deliberately chosen to operate will fare better overall than other segments for mostly obvious reasons. These include our often unique, and always non-commoditized locations, which we have selectively chosen over the time. The scale of our properties also allows us to aggressively and simultaneously work with multiple demand segments, and our meeting rooms capacity enables us to increase or decrease the amount of group business accommodated in line with our views of localized market conditions, while we end up being very innovative and creative in how we promote and solicit varying different types of group demand.

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Feb. 28. 2008 / 10:00AM ET, BEE - Q4 2007 Strategic Hotels and Resorts Earnings Conference Call

This flexible operational and physical meetings strategy not only gives us the ability to avoid reliance on the more short-term corporate or individual transient business, but to bring in business which creates higher Total RevPAR through our facilities which house multiple businesses which in turn generate almost half of our total revenues.

Additionally, the high-end leisure market is relatively price insensitive and allows us the ability to generate high Total RevPARs through creative programs, incremental amenities and service enhancements.

The same scale of our properties offers our seasoned and experienced team of proven lodging industry professionals the scope to implement our operating systems and contingency plans and to better flex and modulate our variable costs in line with the same ability to do so with our capital costs.

We have often discussed the reality that great real estate, such as our properties, holds value far better than the commoditized product during an economic slow down. It’s that value which has always underpinned our portfolio and gives our investors comfort during the short-term vicissitudes of downward trending economic cycles.

But in any equation, it is not only demand that’s critical but also supply.

I don’t need to go into macro statistics about the lack of future supply, nor the obvious impact that the lack of liquidity combined with rapidly rising construction prices has on projects that may have been in planning or merely a twinkle in an ambitious developer’s mind. Suffice it to say, there is little supply coming into the high-end segment in general, which augers well for overall demand increases and the resultant supply compression brings with it the inevitable rate increases.

However, today I would like to share with you the specifics of directly competitive supply coming into the composite of those North American markets in which our company operates. In 2008, we forecast a 0.4% increase only in competitive supply across our portfolio. In 2009, we forecast a 0.5% increase in supply and in 2010, we forecast a 0.2% increase in supply.

Obviously, these unusually low levels for competitive supply are well below the macro supply levels for our market segments that are currently being discussed in our industry, and are needless to say, extraordinarily healthy statistics for this company as it pertains to the velocity of a recovery from any downturns in business, future lodging demand driving pricing ability, and importantly, to our longer-term real estate valuation which has always been the bedrock of our fundamental business model.

It is with this knowledge in mind that we continue to execute against our master plans, secure in our belief that we are, as we have consistently done for over a decade of our history, creating substantial real estate value enhancement and increases which gives us no shortage of liquidity options at any moment in time.

This has always been the underpinning of our strategy and drove our decision to undertake our transformational activities in 2005 and 2006. So despite the ups and downs of these uncertain times, we remain firmly convinced that our chosen path reaps substantial benefits for our shareholders. We’ll now open the call for your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Your first question comes from the line of Bill Crow with Raymond James. Please proceed.

Bill Crow - Raymond James - Analyst

Good morning, guys. Let’s pick up from where you left off with the transformational activity. What has the current environment out there, the debt market environment, done to your intent or desire to sell two or three of your assets? Where do you stand on that program?

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Feb. 28. 2008 / 10:00AM ET, BEE - Q4 2007 Strategic Hotels and Resorts Earnings Conference Call

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Bill, good morning. Bill, we had previously announced our immediate intent to market the Phoenix, our Phoenix Hotel, the Hyatt Regency. As you know, we told you we went out to bids and bids came back. We had one bid that was a very high bid in line with our expectations. We believe that bid will fail, and we have no intention of selling this hotel below what our anticipation of the price should be. Let me stop there for a moment and discuss what we have seen.

Concurrent with that conclusion, we watched pace increase for the year for 2008 and 2009. We took it on the chin pretty much when the convention center was being built, as they worked 24 hour shifts to catch up on their delays. The convention center is there now. There’s new supply coming in two years time, but our pacing and our revenue, our rate, our average rate, is well ahead of the new supply. So we are not particularly concerned about that.

The net of it all is we’ll manage this property for the time being. We will look after it appropriately. It will remain an asset that we will dispose of at the appropriate time, but we will not, and I stress, we have no need to sell this hotel below what we think is the right value. That’s just not what we do. We are real estate people.

The second hotel we have discussed is the Marriott in Lincolnshire. There are certain things that need to be done before we can package this hotel for a sale and we intend to accomplish those during this year and try and time any disposition with an up tick in the market. So, at this point in time, Bill, I would not forecast any immediate sales for assets.

Bill Crow - Raymond James - Analyst

And given that backdrop and I know you have included no accretion or dilution from acquisitions in your guidance, but how do you view the environment out there for acquisitions? Have cap rates moved enough to make deals compelling even if you have to stretch your balance sheet a little, or is this year characterized as just kind of hunkering down and trying to get through the economic downturn.

Laurence Geller - Strategic Hotels and Resorts - President and CEO

You have asked me seven questions or six questions, Bill. Let me give you the first one. We have heard of cap rate appreciation in the more commoditized hotels. We have not seen or experienced cap rate appreciation in our segment. There just simply are no trades. I think the lack of liquidity is holding back on trade and people are saying this supply is so benign unless we have to sell, we won’t sell to go and get against that liquidity.

So, I can’t tell you I am seeing pricing up or down or anything compelling or non-compelling. Second, we are not forecasting doing anything in terms of acquisitions this year. Thirdly, we have plenty of very high ROI and IRR projects that we have already bought in terms of buying the assets, and have on our plate to execute this year, next year and in 2010. Parenthetically, we have the ability to modulate many of these in the spend of capital expenditures in line with market exigencies.

So whereas the fourth point I would make, we have no plans to make acquisitions this year. We are opportunistic enough that if we see a benefit from an opportunity, we give it serious thought, although it would have to compete for capital with our internal growth opportunities. Long answer to your question, Bill. I hope it gave you some thoughts.

Bill Crow - Raymond James - Analyst

It did. Let me throw one other question and then I will yield the floor. As you think about ‘08 RevPAR growth and Total RevPAR growth, how do you break that out between your U.S., or if you want to classify North American, assets versus the UK and European assets?

Jim Mead - Strategic Hotels and Resorts - Executive Vice President and CFO

Bill, I think, how do we break that out in terms of —

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Feb. 28. 2008 / 10:00AM ET, BEE - Q4 2007 Strategic Hotels and Resorts Earnings Conference Call

Bill Crow - Raymond James - Analyst

Well, I mean you are talking in terms of 2% to 5% RevPAR growth.

Jim Mead - Strategic Hotels and Resorts - Executive Vice President and CFO

I think that Europe is going to do, certainly as historically we’ve seen certain lags, and be less volatile than the U.S. market events. Given that sort of context, we would expect to see Europe do relatively the same through the rest of the year, I think. And perhaps begin to slow down towards the end of the year, if at all.

Laurence Geller - Strategic Hotels and Resorts - President and CEO

And Bill, one of the issues we didn’t discuss because we only have so little time is that we are going through a major capital expenditure exercise at the Marriott Grosvenor Square, which as Jim pointed out, had double digit RevPAR growth last year. So we will have some displacement for that which will modulate this, but I am not going to pretend that this is a science this year, that RevPAR extrapolation is a science.

It is intuitive and instinctive and you have to look at trends, as well as economic forecasts. Europe is certainly doing — Paris and London are certainly strong markets, and we have yet to see any weaknesses in those markets, especially core assets in the center such as our properties, but it is not immune. Any sort of comment on Europe or Asia not being impacted by what happens in the U.S. is clearly nonsensical and so we are not immune. So no signs about it, rather somewhat intuitive about the European.

Jim Mead - Strategic Hotels and Resorts - Executive Vice President and CFO

We had a fantastic group week this week.

Bill Crow - Raymond James - Analyst

Well, terrific. Thanks, guys.

Operator

Your next question comes from the line of William Truelove with UBS. Please proceed.

William Truelove - UBS - Analyst

Hi, guys. Just following up on his questions. You mentioned about the Phoenix asset not getting bids as you wanted, but then cap rates have changed, so does that mean that there’s just a growing bid-ask spread and how does this bid-ask spread translate relative to the past downturn Laurence, is it greater because of the credit market, or is this normal just because of the economic environment?

And my follow-up question to that would be not only during the life cycle analysis for all of your assets, but also doing a similar kind of analysis for your stock, how many of your competitors have issued share repurchase programs, how do you think about that in this type of environment? Thanks.

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Thanks, Will. Good morning. The bid-ask spread is somewhat different this cycle, there is always a bid-ask spread. But here, because of relatively low cost financing for most of the assets that we looked at, there’s no financing and very few financing or refinancing imperatives on assets today. Secondly, the one major differentiation in our segment of the market compared to previous cycles has been supply. So anybody owning a hotel today will be able to look at a relatively benign supply situation going forward and therefore, say, look at construction cost comparables and make decisions on a bid-ask. So I would say the ask is firmer than it was previously.

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Feb. 28. 2008 / 10:00AM ET, BEE - Q4 2007 Strategic Hotels and Resorts Earnings Conference Call

The second part of your question goes to share repurchase or not. It simply is return on invested capital for us, an allocation of resources. We have plans, internal plans for capital expenditure. We have plans to ultimately dispose of assets. We look at the various returns on each of those against, and the capital appreciation of these projects, against each other opportunity.

So it isn’t a hard and fast principle. It’s more on modulated return to it. We can’t forget we are in a business and we still have, it is not a supermarket to buy and sell, then trade. We have long-term plans which, thankfully, none of these plans have short shelf lives. So we can modulate capital expenditures in each goal. So we would just play this month by month and quarter by quarter and work with our Board on the right strategies, if there are substantial changing circumstances. It’s just return on capital.

William Truelove - UBS - Analyst

Thank you very much.

Operator

Your next question comes from the line of Jeff Donnelly with Wachovia. Please proceed.

Jeff Donnelly - Wachovia - Analyst

Good morning, guys. Laurence, a question about market share and pricing sensitivity. What are you observing in the market? When you look across all of the hotels in each of your individual competitive sets, are you seeing the higher price rate leaders, maybe losing share to some of the lower price upscale to luxury assets against trading down within certain price points? I mean, an example maybe is in Santa Monica, are people not staying at Shutters on the Beach but rather the Fairmont or something?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Jeff, we haven’t seen any of that, not at all. I think what may happen based on history alone is that some demand compression around the edges will dissipate, but not enough to impact our pricing strategies of the hotel. So whereas you may not have as much pent-up demand, it hasn’t impacted our pricing strategy in a trading down perspective. It is merely demand driven, pent-up compression demand.

Therefore, people aren’t saying we’re not going to go to the Loews Santa Monica, we will go to the Holiday Inn Express four miles away because of pricing. That’s not happening. It is really a blend, that’s a transient decision, but it really is a blend of the meetings, leisure and corporate business that forces changes in compression which will effect our overall pricing. But we are not, let me make this very clear, we have seen no evidence of trading down at this moment in the cycle.

Jeff Donnelly - Wachovia - Analyst

I am curious. I guess I’m just a little surprised that you guys were looking for flattish margins on RevPAR as low as 2%. Does that mean, or set the stage, potentially for that in 2009 in the extent the business recovers a little bit we could see expenses come back that were deferred this year under your contingency plan?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Jeff, I’m so pleased you asked that question because it is a question we probably should have addressed. What we are doing is becoming more efficient rather than cutting out costs and services. We try, we put pressure on all, on labor productivity standards through purchasing systems and beverage controls, we put increased pressure on revenue management and you can see from our purchase of 50% of BuyEfficient, we are trying to save pennies and dimes from purchasing every good.

So frankly, I think the opposite question might be the better one. That is can we exceed, can we expect to see exceptional margin increases when room rates drive above the 2% to 5% range. No, we are not cutting out. We are not at the stage of cutting out services. The last time and the only time I really recollect that was immediately in the aftermath of the September 11th events, where we literally, in some of the hotels, particularly in New York, we had to slash services as well.

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Feb. 28. 2008 / 10:00AM ET, BEE - Q4 2007 Strategic Hotels and Resorts Earnings Conference Call

We see no need or demand for that at this stage. Nothing in our planning model calls for that at this moment. Now, anything can happen. But I think the opposite question is, should margins really expand, which is better?

Jeff Donnelly - Wachovia - Analyst

And just one last question, can you give us a little more color on the Four Seasons project you mentioned in Santa Fe, specifically what local market is that and are you anticipating, I am assuming, more of an urban hotel?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Santa Fe would be the equivalent, if you will, of Canary Wharf in London, just to provide an example. Because of the traffic and the various issues in Mexico, businesses have gone out to this particular area, particularly the American businesses and services. This has become a very high-end commercial retail and residential market highly sought after, as a totally separate destination to the downtown area where we dominate that marketplace.

This area is sort of mixed-use. It is a very high-end, high-rise. The project we have — in the central wall of that is a development by Mexico’s leading developer from the City of Santa Fe, and in the center City of Santa Fe, the developer has agreed with us to make the mixed-use development a Four Seasons hotel and residences, and we will be buying the Four Seasons hotel from this, so we do not bifurcate our markets. We will run these as the two hotels in Paris in a synergistic and complementary format.

Jeff Donnelly - Wachovia - Analyst

And is there anything near-term in terms of expenditures on your part, or in longer term, what do you expect this is going to cost for construction, or for your purchase, I should say?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

I am not at liberty to divulge the cost because of confidentiality at this stage. However, let me say this. We will be buying the hotel with no land value, no air rights cost and at a substantial discount to construction costs due to the synergistic benefit of bringing a Four Seasons hotel to the residences. So one way or another, I think it’s safe to assume that we benefited from residential sales in this. And we will have a hotel at a price substantially below construction cost when we’re done. It should be a very profitable situation. We’ll buy this on completion. But completion is several years away as merely ground work is started at this time.

Jeff Donnelly - Wachovia - Analyst

Thank you.

Operator

Your next question comes from the line of William Marks with JMP Securities. Please proceed.

William Marks - JMP Securities - Analyst

Thank you. Hello, Laurence. Hello, Jim. I have a question in that the St. Francis is now, at least in the fourth quarter, your biggest contributor to EBITDA. First of all, it had a huge jump in the fourth quarter, can you explain that?

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Feb. 28. 2008 / 10:00AM ET, BEE - Q4 2007 Strategic Hotels and Resorts Earnings Conference Call

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Jim.

Jim Mead - Strategic Hotels and Resorts - Executive Vice President and CFO

Let me—

Laurence Geller - Strategic Hotels and Resorts - President and CEO

We started slow at the Westin St. Francis. We had a hiccup as you know when we first bought it on pricing. That was fine. We got over that, we learned from those lessons. We put in a plan last year of substantially improving part of the bedrooms, the balance of which will be improved this year. We have worked very hard on mix of business and group pacing. And this year, we will see, because of the market compression in San Francisco, it’s a very good year for San Francisco from a conventional meetings perspective. We will do very well there.

The fourth quarter was a good quarter for the company. This hotel did well as did others. But I think, Will, if I could point out, we have got this hotel clicking, we are doing the capital programs now not only in the rooms but in the public areas. This hotel should shine for us in 2008 by comparison to the competition.

Jim Mead - Strategic Hotels and Resorts - Executive Vice President and CFO

By the way we were looking at each other, the top line was pretty good all year long, and the fourth quarter was good, but we also had a big insurance savings in the fourth quarter. That probably picked up the bottom line.

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Having said that, Will, this hotel is on track and we are very excited about what we are seeing for 2008. Very excited.

William Marks - JMP Securities - Analyst

What about when you had an analyst day over a year ago, you had talked about the more major renovation. Is that still in the planning?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Yes, let me divide it into two. Our current plans, entail the opening of the clock bar in the lobby just opposite Michael Mina which will happen in the next couple of months, building a new restaurant and bakery which will open up onto the streets, building an ENO, redoing the lobby and the porte cochere and restarting our retailing program in the lobby. At the same time we finish the bedrooms.

Now, that’s more than enough for the time being to get done and get this hotel motivated. So likewise, we have come up with two excellent complementary plans for ballroom expansions and meeting space expansions, which we will go through the planning and development of, but we will defer execution until we see the success of this first phase of this project. So look to this year and early next to complete the first phase of the plan. We will take a breather, see how the successes are, and then consider the ballroom expansions. A more modulated approach based on the realities of how the performance is.

William Marks - JMP Securities - Analyst

Okay. Great. And one other question, about another property at the Fairmont Chicago, across the way. I think you were talking about a Raffles building. Is that still on track?

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Feb. 28. 2008 / 10:00AM ET, BEE - Q4 2007 Strategic Hotels and Resorts Earnings Conference Call

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Will, we determined through consumer research that we would not do a Raffles Hotel. As I mentioned earlier on, what we are building is a 225 all-suite expansion to the Fairmont Hotel which will have an incredible ballroom. It will be a unique ballroom, and it’s got glazed windows, terraces for outside meetings, and will overlook the park. But that will be operated in conjunction with the Fairmont Hotel and will probably be known, as I mentioned, as the Fairmont Towers. The best analogy will be the Waldorf Hotel and Towers. And this hotel will be connected by two levels of pedestrian walkways below ground and will have great visual connections. So we came to the conclusion that the ability to dominate in the high-end meeting segment existed, and we positioned this hotel to be that dominating force.

William Marks - JMP Securities - Analyst

Okay. That’s perfect. Thank you.

Operator

Your next question comes from the line of Chris Woronka with Deutsche Bank. Please proceed.

Chris Woronka - Deutsche Bank - Analyst

Hey, good morning, guys. Just a quick question on the Four Seasons D. C., as it had a very good quarter. How should we think about ‘08 there and where are you on, have you done everything you would like to do with the product or just how should we think about that for this year particularly with the election coming up?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Let me say we couldn’t be more delighted and pleased with the original acquisition and results so far. Our room rates performance, as you could see from the results, has been exceptional and we see no reason that it shouldn’t continue to be so. Having said that, we have gone through all of our master planning activities for the hotel and are currently underway with the pre-execution stage. We are in the purchasing stage for a 60 rooms upgrade and three major suites upgrade amongst the existing portfolio.

What we are doing is bringing what is known as the old tower, if you will, back out to the level of the brand new rooms in 2006. So we are doing that. Equally, we have planned for the start date for the conversion of the food and beverage space and we will be opening a Michael Mina restaurant there as well.

At the same time, we have vacated the retail and office building and are commencing a project with 11 rental units including a supersuite, but they’re all over-sized units, where the office space was above the retail, and we are currently reconfiguring the retail with the view to letting it out to a very complementary tenant, plus in the townhouse area that we have, we own two of them and we will be building an ENO at the same time. That will be done in conjunction with the lobby upgrade this year prior to the elections, and then next year, we will go down and do the social space and other restaurant activities in the space currently operated by the restaurant. It is an 18 month process.

At the end of it all, although we currently have the highest market share and market penetration in D. C., this hotel will step even further ahead in terms of room rate penetration against our anticipated target of measuring against the New York rate. So we see giving this hotel by 2008, middle of 2009, we will have stepped up a whole notch in terms of its quality. It still leaves us 7,500 feet of unused FAR which we are planning for a second phase, which again, we will see how this first phase goes.

Jim Mead - Strategic Hotels and Resorts - Executive Vice President and CFO

After the displacement we have in our numbers, $1.5 million comes from our activities in D.C. this year.

Chris Woronka - Deutsche Bank - Analyst

Okay. Great. Very good.

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Feb. 28. 2008 / 10:00AM ET, BEE - Q4 2007 Strategic Hotels and Resorts Earnings Conference Call

Operator

Your next question comes from the line of Michael Salinsky with RBC Capital Markets. Please proceed.

Michael Salinsky - RBC Capital Markets - Analyst

Good morning, guys. Actually, most of my questions have been answered, but I just have a couple of quick follow ups. First, in your guidance for fiscal year ‘08, you mentioned the consolidation of the Marriott Champs Elysees. What is the driver behind that?

Jim Mead - Strategic Hotels and Resorts - Executive Vice President and CFO

We reorganized the employment company through the year. One of the things that we had was a $1.4 million charge against our operations this year which are in the comparable numbers that we provided for the reorganization of the employee management company there, and as a result of the reorganization from an accounting perspective, we’re going to have to start consolidating the revenues and expenses and balance sheet from the hotel.

Michael Salinsky - RBC Capital Markets - Analyst

Okay. Secondly, in terms of your ROI projects, can you refresh us on what ROI you are looking at on those projects and if you have seen any decrease in those now with the slowing economy?

Jim Mead - Strategic Hotels and Resorts - Executive Vice President and CFO

Well, we look at IRR but the numbers are extraordinarily high. If you think about investing in 20% cash on cash return and then capitalize any reasonable exit cap within the next five years, you will get an enormous IRR. So IRR thresholds aren’t typically the issue. What we look at generally, are how long it takes to get to a reasonable cash on cash return, and on that front, we are certainly north of 15% on most of our projects, and kind of in the 15% to 25% range generally.

But again, those IRRs always come out to be tremendously high numbers because in our life cycle strategy, at the end of the day, there’s a sale of our assets as they get to the end of our growth strategies, and reinvestment in something else. So, there is a realization of value in our strategy at some point within the next five years.

Michael Salinsky - RBC Capital Markets - Analyst

Okay. And finally, from the previous calls, you mentioned looking at acquisition targets more in Europe as opposed to the U.S., being a net seller in the U.S., and looking to build your portfolio up more in Europe. Are you still looking at acquisitions at this point or has that kind of been put on hold with the turmoil we are seeing both in the U.S. and overseas right now in the financial markets?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

I think we are at the stage now that we are unlikely to want, in the immediate future, to export substantial dollars to Europe for acquisitions. Therefore, while we do see and will see attractive opportunities, we will only take advantage of those opportunities in the context of a partnership one way or another which does not entail exporting substantial dollars overseas.

Right now, it is the time to be modulating our activities to focus our capital expenditure on these 20% plus or minus yielding projects with these very high returns, overall returns. While we continue to have incredibly strong interest, it will be in partnership format, should we go forward, with minimal dollar exportation.

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Feb. 28. 2008 / 10:00AM ET, BEE - Q4 2007 Strategic Hotels and Resorts Earnings Conference Call

Michael Salinsky - RBC Capital Markets - Analyst

Great. Thanks, guys.

Operator

We are currently showing no more audio questions in queue. I would like to turn the call over for closing remarks.

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Thank you. And thank you, everybody for the questions. They were very good and somewhat challenging. Let me thank you also for your continued interest in Strategic Hotels and Resorts. We’ve got a very talented, an extremely talented, executive management team here. We have a proven track record that knows how to manage and a team that knows how to manage through good times and bad. We have been there several times and we have seen most of the stuff that can be thrown at us.

We are proud and very careful stewards of our great assets, and we continue to enhance the value and deliver ROI and increase value to our shareholders. This can be an interesting year for us all, but rest assured, your management team here are working hard and to be nimble, flexible and reactive with trends and anticipation. So we thank you again, and we look forward to talking to you after the completion of this quarter’s activities. Thank you.

Operator

Thank you for your participation in today’s conference. This concludes our presentation. You may now disconnect. Have a good day.